CIBC Commercial Banking

Canadian Imperial Bank of Commerce

Commercial Banking Centre
1 King Street East, 2rd Floor
Kitchener, Ontario N2G 2K4

January 14, 2008

Turbosonic Inc.
550 Parkside Drive
Suite A-14
Waterloo, ON, Canada
N2L 5V4

Attention: David J. Hobson, VP Finance & Administration

Dear Mr. Hobson:

Re: Credit Facility

Canadian Imperial Bank of Commerce ("**CIBC**") is pleased to establish the following credit facilities in favour of Turbosonic Inc. (the "**Borrower**").

Demand Operating Credit

Credit Limit:	$1,500,000.00
Borrowing Base:	Notwithstanding the limit of this Credit specified above, the sum of the Canadian dollar loans and the U.S. dollar loans outstanding under this Credit shall at no time exceed the sum of (i) 75% of eligible uninsured Receivables, and (ii) 90% of eligible insured Receivables, minus (iii) all Prior Ranking Claims.
Purpose:	All amounts obtained under this Credit are to be used for expenses incurred in the normal course of business by the Borrower.
Description and Rate:	A revolving Credit, available as follows: ► Canadian dollar loans, which will also be available by way of overdrafts. Interest on Canadian dollar loans will be calculated at the Prime Rate plus 0.00% per annum. ► US dollar loans, which will also be available by way of overdrafts. Interest on US dollar loans will be calculated at the US Base Rate plus 0.00% per annum.
Repayment:	All amounts under this Credit are repayable immediately on demand by CIBC, and this Credit may be terminated in whole or in part by CIBC at any time.

Demand Credit for Standby Letters of Credit

Credit Limit:	$2,000,000.00
Purpose:	All L/Cs under this Credit are to be used as part of the Performance Security Guarantee program of Export Development Canada .
Description and Rate:	A revolving Credit, available by way of Canadian dollar or US dollar standby L/Cs. At no time shall the total undrawn amount of outstanding L/Cs under this Credit together with the total unreimbursed amount of all drawings made pursuant to such L/Cs (including the equivalent amount in Canadian dollars of any L/C or drawing denominated in any other currency), exceed the Credit limit specified above. L/Cs under this Credit may not have terms of more than 12 months.
Fees:	Fees for L/Cs under this Credit will be calculated at 0.75% per annum. The minimum fee for each L/C under this Credit is $250.00. The Borrower shall reimburse CIBC for its out of pocket expenses relative to all L/Cs under this Credit.
Drawings:	All drawings made pursuant to L/C's under this Credit must be funded with the proceeds of loans obtained by the Borrower under its Demand Operating Credit with CIBC or, if no such availability exists, shall be funded with amounts on deposit by the Borrower with CIBC.
Documentation:	CIBC's standard L/C documentation is required.
Termination:	This Credit may be terminated in whole or in part by CIBC at any time.

Demand Credit for Foreign Exchange Contracts

Contingency Limit:	US $750,000
Description:	At the Borrower's request CIBC may in its sole discretion enter into one or more spot, forward or other foreign exchange rate transactions with the Borrower. The maximum term for any such transaction may not exceed 12 months, and each such transaction will be subject to CIBC's normal documentation. The amount of the Borrower's contingency liability from time to time under transactions entered into by it under this Credit will be calculated by CIBC in accordance with its normal practise.
Termination:	This Credit may be terminated in whole or in part by CIBC at any time.

Security

The following security, which shall be in form and substance satisfactory to CIBC, is required to secure all present and future indebtedness and liabilities of the Borrower to each of CIBC and CIBC's Affiliates (including under any foreign exchange contract or derivative). All references in any such security to indebtedness or liabilities of the Borrower to CIBC shall be deemed to be references to indebtedness and liabilities of the Borrower to each of CIBC and CIBC's Affiliates.

- a first-priority security interest in all present and future personal property of the Borrower

- an acknowledged assignment of adequate fire and other perils insurance on the property of the Borrower that are subject to CIBC's security, with loss payable to CIBC and with designation of CIBC

- a guarantee from Turbosonic Technologies, Inc. with respect to all of the liabilities of the Borrower to CIBC secured by:

  - a first-priority security interest in all present and future personal property of Turbosonic Technologies, Inc.

  - an acknowledged assignment of adequate fire and other perils insurance on the property of the Borrower that are subject to CIBC's security, with loss payable to CIBC and with designation of CIBC

- a guarantee from Turbosonic Canada, Inc. with respect to all of the liabilities of the Borrower to CIBC.

- a Performance Security Guarantee from Export Development Canada in an amount equal to the amounts owing under the Demand Credit for Standby Letters of Credit only.

Covenants

Financial Covenants:

The Borrower will ensure that:

- the Total Liabilities to Tangible Net Worth Ratio does not exceed 2.0 to 1.0 at any time.

- the Current Ratio is not less than 1.20 to 1.0 at any time.

All financial covenants will be calculated including the Borrower and its Subsidiaries on a consolidated basis

Positive Covenants:

In the event Turbosonic Europe Limited becomes an active corporation, a guarantee from Turbosonic Europe Limited with respect to all liabilities of the Borrower to CIBC will be provided.

Negative Covenants:

Lien Restrictions:

None of the Borrower and its Subsidiaries will create, incur or suffer to exist any Lien on any of its property or assets, except:

(a) Purchase Money Liens;

(b) Liens existing on an asset when it was acquired by the Borrower or its Subsidiary (and not created in contemplation of the acquisition) to secure indebtedness existing at such time; or

(c) Normal Course Liens.

Amalgamations, etc.:

None of the Borrower and its Subsidiaries will enter into any amalgamation or consolidation or merger or liquidate, wind-up or dissolve itself (or permit any liquidation, winding-up or dissolution or any proceedings therefor) or continue itself under the laws of any other statute or jurisdiction, except that, subject to the Borrower and its Subsidiaries taking such action, and executing and delivering to CIBC such agreements

and other documents as CIBC may require, acting reasonably, to assure the continued validity, enforceability and effectiveness of the Security and the covenants, agreements and obligations of the Borrower under the Credits, and provided that there does not then exist any failure by the Borrower to perform or observe any of its covenants in this Agreement and no such failure would be created thereby, any wholly-owned Subsidiary may be amalgamated or consolidated or merged or liquidated, wound-up or dissolved with or into the Borrower, provided that the Borrower shall be the continuing corporation, or with or into any one or more other wholly-owned Subsidiaries.

Dispositions of Property: The Borrower and its Subsidiaries will not sell or otherwise dispose of any material property, except for sales in the normal course of business for fair market value.

Change of Business: None of the Borrower and its Subsidiaries will change its principal business activity without the prior written consent of CIBC.

Change of Control: There shall be no change in the effective control of the Borrower, as determined by CIBC, so long as any Credit is in effect.

Reporting Requirements

Reporting Requirements: The Borrower will provide to CIBC:

- within 30 days after the end of each month, a Monthly Statement of Available Credit Limit
- within 30 days after the end of each month, an aged accounts receivable and accounts payable listing.
- within 45 days after the end of each fiscal quarter (except the last fiscal quarter in each fiscal year), the unaudited consolidated financial statements of the Borrower for such quarter, prepared in accordance with GAAP
- within 120 days after the end of each fiscal year, the audited consolidated financial statements of the Borrower for such year, prepared in accordance with GAAP
- within 90 days after the end of each fiscal year, a business plan/forecast for the Borrower for its next fiscal year, including projected balance sheets, income statements and cash flows and financial covenant calculations for such next fiscal year
- within 120 days after the end of each fiscal year, the financial statements of Turbosonic Europe Limited prepared in accordance with GAAP on a notice to reader basis.

Fees

Structuring & Arrangement Fee: A fee of $3,000.00, payable on acceptance of this letter

Annual Fee: A fee of $3,000.00 payable on each anniversary of this letter.

Monitoring Fee: A fee of $150.00 per month, payable monthly in arrears.

Other Provisions

Schedule A:	The attached Schedule A, which contains certain additional provisions applicable to the Credits, and certain definitions, forms part of this Agreement.
Replacement:	This letter supersedes and replaces all prior discussions, letters and agreements (if any) describing the terms and conditions of any credit facility established by CIBC in favour of the Borrower.

Please indicate your acceptance of the foregoing by signing and returning to the undersigned prior to January 25, 2008 the enclosed duplicate copy of this letter.

1 King Street East, 2nd Floor
Kitchener, Ontario
N2G 2K4

CANADIAN IMPERIAL BANK OF COMMERCE

By: /s/ Mark Berlingieri
Name: Mark Berlingieri
Title: Authorized Signatory
Phone: 519.742.6294
Fax: 519.742.0668

Accepted this **17th** day of **January**, 2008.

550 Parkside Drive
Suite A-14
Waterloo, ON, Canada
N2L 5V4

Turbosonic Inc.

By: /s/ Egbert van Everdingen
Name: Egbert van Everdingen
Title: President

By: /s/ Edward F. Spink
Name: Edward F. Spink
Title: Chief Executive Officer

SCHEDULE A - ADDITIONAL DEFINITIONS AND PROVISIONS FOR DEMAND & TERM FACILITIES

1. GENERAL

1.1 **Use of Funds, Returns.** The Borrower will use the Credits only for the purposes specified in this Agreement. The Borrower may not at any time exceed the limit of any Credit, and CIBC may, without notice to the Borrower, return any item that, if paid, would result in the limit of any Credit being exceeded. If, on the other hand, CIBC in its sole discretion elects to pay any such item, the Borrower will pay to CIBC immediately the amount by which the limit of the applicable Credit has been exceeded.

1.2 **Notice of Failure.** The Borrower will promptly notify CIBC of the occurrence of any failure to perform or observe any of its covenants in this Agreement.

1.3 **Confidentiality.** The terms of this Agreement are confidential between the Borrower and CIBC, and accordingly the Borrower will not disclose the contents of this Agreement to anyone except its professional advisors.

1.4 **Applying money received.** At any time that the Borrower has failed (beyond any period of grace permitted by CIBC) to perform or observe of any of its covenants in this Agreement, all moneys received by CIBC from the Borrower or from any Security may be applied on such parts of the Borrower's liabilities to CIBC as CIBC may determine.

1.5 **Right of Set-Off.** At any time that the Borrower has failed (beyond any period of grace permitted by CIBC) to perform or observe any of its covenants in this Agreement, CIBC is authorized at any time to set-off and apply any deposits held by it and any other amounts owed by it to or for the credit of the Borrower against any and all of the obligations of the Borrower with respect to the Credits, irrespective of whether or not CIBC has made any demand and even though any such obligations may not yet be due and payable.

1.6 **Registration of Security.** The Security will be registered or filed in all jurisdictions and in all offices as CIBC considers necessary or advisable from time to time to create, perfect or protect any Lien created thereby.

1.7 **Expenses.** The Borrower will reimburse CIBC for all fees and out-of-pocket expenses (including the reasonable fees and expenses of CIBC's solicitors and of any other experts and advisors hired by CIBC) incurred by CIBC in preparing and registering any Security, in responding to requests from the Borrower for waivers, amendments and other matters, in exercising its rights under this Agreement or any Security, and in enforcing any Security.

1.8 **Further information requirements.** The Borrower will provide such further information about its business and its Subsidiaries as is reasonably requested by CIBC from time to time, and such information shall be in a form acceptable to CIBC.

1.9 **Consent to release information.** CIBC may from time to time give any credit or other information about the Borrower to, or receive such information from, (i) any financial institution, credit reporting agency, rating agency or credit bureau, (ii) any person, firm or corporation with whom the Borrower may have or proposes to have financial dealings, and (iii) any person, firm or corporation in connection with any dealings the Borrower has or proposes to have with CIBC. The Borrower agrees that CIBC may use that information to establish and maintain the Borrower's relationship with CIBC and to offer any services as permitted by law, including services and products offered by CIBC's Subsidiaries when it is considered that this may be suitable to the Borrower.

1.10 **Further Assurances.** The Borrower will, and will ensure that each of its Subsidiaries will, from time to time promptly upon request by CIBC do and execute all such acts and documents as may be reasonably required by CIBC to give effect to the Credits and the Security, and to any transfer pursuant to section 1.15 of this Schedule.

1.11 **Insurance.** The Borrower will, and will ensure that each of its Subsidiaries will, keep all its respective assets and property insured (to the full insurable value) against loss or damage by fire and all other risks usual for similar property and for any other risks CIBC may reasonably require. If CIBC requests, these policies will include a loss payable clause (and with respect to mortgage security, a mortgagee clause) in favour of CIBC. As further security, the Borrower assigns all insurance proceeds to CIBC. The Borrower will provide to CIBC either the

policies themselves or adequate evidence of their existence. If any insurance coverage for any reason stops, CIBC may (but shall have no obligation to) insure the property. The Borrower will notify CIBC immediately of any loss or damage to any such asset or property.

1.12 **Environmental**. The Borrower will, and will ensure that each of its Subsidiaries will, carry on its business, and maintain its assets and property in accordance with all applicable environmental laws and regulations. If there is any release, deposit, discharge or disposal of pollutants of any sort (collectively, a "Discharge") in connection with the business or property of the Borrower or any of its Subsidiaries, and CIBC pays any fines or for any clean-up suffers any loss or damage as a result of the Discharge, the Borrower will reimburse CIBC, its directors, officers, employees and agents for any and all losses, damages, fines, costs and other amounts (including amounts spent preparing any necessary environmental assessment or other reports, or defending any lawsuits) that result. If CIBC asks, the Borrower will defend any lawsuits, investigations or prosecutions brought against CIBC or any of its directors, officers, employees and agents in connection with any Discharge. The Borrower's obligation under this section continues even after all Credits have been repaid and this Agreement has terminated.

1.13 **Related Transactions**. None of the Borrower and its Subsidiaries will enter into any transaction, including the purchase, sale or exchange of any property or the rendering of any services, with any of its shareholders or with any of its Affiliates, or with any of its or their directors or officers, or enter into, assume or permit to exist any employment, consulting or analogous agreement or arrangement with any such shareholder or Affiliate or with any of its directors or officers, except a transaction or agreement or arrangement which is in the ordinary course of business of the Borrower or such Subsidiary and which is upon fair and reasonable terms not less favourable to the Borrower or its applicable Subsidiary than it would obtain in a comparable arms-length transaction.

1.14 **Waiver.** No delay on the part of CIBC in exercising any right or privilege will operate as a waiver thereof, and no waiver of any failure or default will operate as a waiver thereof unless made in writing and signed by an authorized officer of CIBC, or will be applicable to any other failure or default.

1.15 **Assignment**. CIBC may assign, sell or participate (herein referred to as a "transfer") all or any part of its rights and obligations under all or any of the Credits to any third party, and the Borrower agrees to sign any documents and take any actions that CIBC may reasonably require in connection with any such transfer. Upon completion of the transfer, the third party will have the same rights and obligations under this Agreement as if it were a party to it, with respect to all rights and obligations included in the transfer. The Borrower may not assign any of its rights or obligations under any of the Credits.

1.16 **Authorized Debits**. The Borrower authorizes CIBC to debit its Operating Account for any interest, fees or other amounts that are payable by the Borrower to CIBC with respect to the Credits, as and when such amounts are payable.

1.17 **Communications**. Any communication or notice to be given with respect to the Credits may be effectively given by delivering the same at the addresses set out on the signature page of this Agreement, or by sending the same by facsimile or prepaid registered mail to the parties at such addresses. Any notice so mailed will be deemed to have been received on the tenth day next following the mailing thereof, provided that postal service is in normal operation during such time. Any facsimile notice will be deemed to have been received on transmission if sent on a Business Day and, if not, on the next Business Day following transmission. Either party may from time to time notify the other party, in accordance with this section, of any change of its address which thereafter will be the address of such party for all purposes of the Credits.

1.18 **Governing Law**. This Agreement shall be governed by the laws of Ontario, Canada, and the Borrower submits itself to the jurisdiction of any competent federal or provincial court in such jurisdiction.

1.19 **Certain Definitions**. In this Agreement the following terms have the following meanings:

"Affiliate" means, with respect to any person, any other person who directly or indirectly controls, is controlled by, or is under direct or indirect common control with, such person, and includes any person in like relation to an Affiliate. A person shall be deemed to control another person if the first person possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of the other person, whether through the ownership of voting securities, by contract or otherwise.

"Agreement" means the attached letter agreement between CIBC and the Borrower, including this Schedule and any other Schedules thereto, as the same may be amended or supplemented from time to time.

"Business Day" means (i) with respect to any amount denominated in Canadian dollars and all matters pertaining thereto, any day excluding Saturday, Sunday and any day which is a legal holiday in Toronto, Canada, and (ii) with respect to any amount denominated in US dollars and all matters pertaining thereto, any day excluding Saturday, Sunday or any day which is a legal holiday in New York, U.S.A., or Toronto, Canada.

"Credit" means any credit referred to in the Agreement, and if there are two or more parts to a Credit, "Credit" includes reference to each part.

"Credit Limit" of any Credit means the amount specified in the Agreement as its Credit Limit, and if there are two or more parts to a Credit, "Credit Limit" includes reference to each such part.

"GAAP" means those accounting principles which are recognized as being generally accepted in Canada from time to time as generally set out in the handbook published by the Canadian Institute of Chartered Accountants.

"Investment" means, with respect to any person, any direct or indirect investment in or purchase or other acquisition of the securities of or any equity interest in any other person, any loan or advance to, or arrangement for the purpose of providing funds or credit to (excluding extensions of trade credit in the ordinary course of business in accordance with customary commercial terms), or capital contribution to, any other person, or any purchase or other acquisition of all or substantially all of the property of any other person.

"Lien" includes without limitation a mortgage, hypothec, whether legal or conventional lien, Prior Ranking Claims, security interest, prior claim, charge or encumbrance of any sort on any property or asset, and includes conditional sales contracts, title retention agreements, capital trusts, capital leases and leasing.

"Material Adverse Effect" means a material adverse effect on the business, property, condition (financial or otherwise) or prospects of the Borrower and its Subsidiaries, considered as a whole, or a material adverse effect on the ability of any of the Borrower and its Subsidiaries to perform its obligations under any of this Agreement and the Security to which it is a party.

"Monthly Statement of Available Credit" means an Officer's Certificate stating, the amount and particulars of calculation of Receivable Value, Inventory Value (if applicable) and Prior Ranking Claims, and the resulting maximum available amount and undrawn amount of the Demand Operating Credit, as of a specified date.

"Normal Course Lien" means, at any time, the following:

(i) Liens for taxes and other undetermined or inchoate Liens arising in the ordinary course of business which relate to amounts not overdue or a claim for which has not been filed or registered pursuant to applicable law;

(ii) easements, rights-of-way, restrictions and other similar encumbrances arising in the ordinary course of business which, in the aggregate, are not substantial in amount, and which do not in any case materially detract from the value or use of the property subject thereto;

(iii) Liens created by the Security and other Liens consented to in writing by CIBC;

"Officer's Certificate" means a certificate, in form satisfactory to CIBC, signed by a senior officer of the Borrower.

"Operating Account" means any Canadian dollar or US dollar account of the Borrower with CIBC as is selected by CIBC from time to time for the purposes hereof.

"Person" includes an individual, a partnership, a joint venture, a trust, an unincorporated organization, a company, a corporation, an association, a government or any department or agency thereof and any other incorporated or unincorporated entity.

"**Prior Ranking Claims**" means, at any time, any liability of any of the Borrower and its Subsidiaries that ranks, in right of payment in any circumstances, equal to or in priority to any liability of the Borrower or such Subsidiary to CIBC, and may include unpaid wages, salaries and commissions, unremitted source deductions for vacation pay, arrears of rent, unpaid taxes, amounts owed in respect of worker's compensation, amounts owed to unpaid vendors who have a right of repossession, and amounts owing to creditors which may claim priority by statute or under a Purchase Money Lien. Prior Ranking Claims will also include any amounts owed to drivers hired on a sub-contract basis.

"**Purchase Money Lien**" means any Lien which secures a Purchase Money Obligation permitted by this Agreement, provided that such Lien is created not later than 30 days after such Purchase Money Obligation is incurred and does not affect any asset other than the asset financed by such Purchase Money Obligation.

"**Purchase Money Obligation**" means any Debt (including without limitation a capitalized lease obligation) incurred or assumed to finance all or any part of the acquisition price (and not exceeding the fair market value) of any asset acquired by any of the Borrower and its Subsidiaries.

"**Receivable Value**" means, at any time, the receivables of the Borrower and its Subsidiaries then existing, less any receivable that (i) is not then subject to the applicable duly perfected Liens created by the Security, (ii) is subject to any Lien other than as specifically permitted by CIBC, (iii) is payable more than 30 days after the date of shipment of the inventory or the provision of the service that created such receivable, (iv) has been outstanding for 90 days or more, (v) is subject to any offset or counterclaim by the applicable account debtor, (vi) is owed by any person whose principal place of business is located outside Canada or the United States of America, (vii) is payable in a currency other than Canadian Dollars or United States Dollars, (viii) is owed by an Affiliate of the Borrower or any employee, agent or representative of the Borrower or of any such Affiliate, (ix) with respect to which a cheque, note, draft or other payment instrument has not been honoured in accordance with its terms, or (x) has been specifically identified by CIBC as an excluded receivable for the purpose hereof or is owed by any person that is insolvent or is otherwise doubtful of collection in the reasonable opinion of CIBC.

"**Security**" means, collectively, all of the items of security held by CIBC for the indebtedness and liabilities, or any part thereof, of the Borrower to CIBC.

"**Subsidiary**" of any person means any other person of which shares or other equity units having ordinary voting power to elect a majority of the board of directors or other individuals performing comparable functions, or which are entitled to or represent more than 50% of the owners' equity or capital or entitlement to profits, are owned beneficially or controlled, directly or indirectly, by any one or more of such first person and the Subsidiaries of such first person, and shall include any other person in like relationship to a Subsidiary of such first person.

2. INTEREST RATES; PAYMENTS; CALCULATIONS

2.1 **Variable interest**. Each variable interest rate provided for in this Agreement will change automatically, without notice, whenever the Prime Rate or the US Base Rate, as the case may be, changes.

2.2 **Payment of interest**. Interest is calculated on the applicable balance at the end of each day. Interest is payable in arrears once a month on the day required by CIBC, unless otherwise specified in this Agreement, and interest on amounts in default is payable on demand.

2.3 **Interest Rate Applicable to Credit Limit Excesses**. The Interest Rate Applicable to Credit Limit Excesses will be charged on the amount outstanding under a Credit that exceeds the limit of such Credit, and if there are several parts of a Credit, the Interest Rate Applicable to Credit Limit Excesses will be charged if the limit of a particular part is exceeded. To determine if the limit of a Credit has been exceeded, any amount in a currency other than the currency in which the limit is designated will be converted into that currency, as described in section 2.10 of this Schedule.

2.4 **Interest on Overdue Amounts.** Except as otherwise specified herein, if any principal is not paid when due, such overdue principal will bear interest (as well after as before judgement), payable on demand, at the interest rate applicable to such principal prior to default, and interest will be payable on overdue interest (as well after as before judgement) at the same rate as is applicable to the related principal. If any amount is not paid by the Borrower when due and there is no interest otherwise applicable to such amount specified herein, such overdue

amount will bear interest (as well after as before judgement), payable on demand, at a rate per annum equal at all times to the Prime Rate plus 5% (in the case of any such amount payable in Canadian dollars) or the US Base Rate plus 5% (in the case of any such amount payable in US dollars) from the date of non-payment until paid in full.

2.5 **Reductions of Limit of Credits.** On or prior to each date on which the limit of any Credit is reduced, the Borrower will repay such outstanding amounts thereunder, if any, as are necessary so that, after giving effect to the repayment, the total of all amounts outstanding under such Credit does not exceed the limit as so reduced.

2.6 **Payments.** If any payment is due on a day other than a Business Day, such payment will be due on the next Business Day.

2.7 **CIBC's pricing policy.** The fees, interest rates and other charges for the Borrower's banking arrangements with CIBC are dependent upon each other. Accordingly, if the Borrower cancels or does not follow through with, in the manner originally contemplated, any of these arrangements, CIBC reserves the right to require payment by the Borrower of increased or added fees, interest rates and charges as a condition of the continuation of the Borrower's banking arrangements.

2.8 **Calculations.** The following terms apply to all calculations under the Credits:

(a) CDOR, Federal Funds Rate, Prime Rate and US Base Rate shall be determined by CIBC if and whenever such determination is required for the purpose of this Agreement, and such determination by CIBC shall be conclusive evidence of such rate.

(b) All interest and fees hereunder shall be computed on the basis of the actual number of days elapsed divided by 365. Any such applicable interest rate, expressed as an annual rate of interest for the purpose of the *Interest Act* (Canada), shall be equivalent to such applicable interest rate multiplied by the actual number of days in the calendar year in which the same is to be determined and divided by 365.

(c) In calculating interest or fees payable hereunder for any period, unless otherwise specifically stated, the first day of such period shall be included and the last day of such period shall be excluded.

2.9 **CIBC's Records.** CIBC's loan accounting records will provide conclusive evidence of all terms and conditions of the Credits such as principal loan balances, interest calculations, and payment dates.

2.10 **Foreign Currency Conversion.** If it is necessary for any purpose relating to the Credits that an amount denominated in a currency other than Canadian dollars be expressed in or equated to an amount of Canadian dollars (such as, for example, to determine whether amounts denominated in US dollars that are outstanding under a Credit which has a limit specified in Canadian dollars exceed the limit of such Credit so as to make applicable the Interest Rate Applicable to Credit Limit Excesses), the applicable amount of Canadian dollars shall be determined by CIBC in accordance with its normal practice.

2.11 **Deemed Re-Investment Principle.** For the purpose of the *Interest Act* (Canada) and any other purpose, the principle of deemed re-investment of interest is not applicable to any calculation under this Agreement, and the rates of interest and fees specified in this Agreement are intended to be nominal rates and not effective rates or yields.

2.12 **Certain Definitions.** If and whenever required for the purpose of this Agreement, the following terms have the following definitions:

"CDOR" means, for any day, the average of the annual discount rates for bankers' acceptances denominated in Canadian dollars of certain banks named in Schedule 1 to the *Bank Act* (Canada) for a specified term that appears on the CDOR page of the Reuters Screen as of 10:00 a.m. on such day (or, if such day is not a Business Day, as of 10:00 a.m. on the next preceding Business Day).

"Federal Funds Rate" means, for any day, an annual interest rate equal to the weighted average of the rates on overnight United States federal funds transactions with members of the Federal Reserve System arranged by United States federal funds brokers, as published for such day (or, if such day is not a business day in New York, for the next preceding business day in New York) by the Federal Reserve Bank of New York, or for any such business day

on which such rate is not so published, the arithmetic average of the quotations for such day on such transactions received by CIBC from three United States federal funds brokers of recognized standing selected by it.

"Interest Rate Applicable to Credit Limit Excesses" means the annual interest rate generally established by CIBC from time to time for the purpose of calculating interest on overdrafts in accounts maintained with CIBC in Canada.

"Prime Rate" means a fluctuating annual interest rate equal at all times to the greater of (i) the reference rate of interest (however designated) of CIBC for determining interest chargeable by it on loans in Canadian dollars made in Canada and (ii) 1% per annum above the CDOR for 30-day bankers' acceptances from time to time.

"US Base Rate" means a fluctuating annual interest rate equal at all times to the greater of (i) the reference rate of interest (however designated) of CIBC for determining interest chargeable by it on loans in US dollars made in Canada, and (ii) 1% per annum above the Federal Funds Rate from time to time.

3. NOTICE OF BORROWING; NOTICE OF REPAYMENT; OVERDRAFTS

3.1 **Notice of Borrowing**. Whenever the Borrower desires to obtain any amount under a Credit (other than a loan by way of a permitted overdraft), it will give to CIBC irrevocable prior written notice (a "Notice of Borrowing") specifying the Credit under which such amount is to be obtained and the particulars of such amount including the Business Day on which such amount is to be obtained. A notice requesting any loan in an amount exceeding $10,000,000 or US $10,000,000 must be given not later than 10:00 a.m. on the Business Day preceding the applicable borrowing date.

3.2 **Notice of Repayment.** Whenever the Borrower desires to make any repayment or repayments under one or more of the Credits in an aggregate amount exceeding $10,000,000 (or an equivalent amount in any other currency) on any day, it will give to CIBC irrevocable written notice specifying the particulars of such repayment not later than 10:00 a.m. on the Business Day preceding the applicable repayment date.

3.3 **Overdrafts**. If the Borrower is entitled under any Credit to obtain loans in Canadian dollars or US dollars by way of overdraft, the debit balance in the Borrower's applicable Operating Account from time to time will be deemed to be a loan in Canadian dollars or US dollars, as the case may be, outstanding to the Borrower under such Credit and bearing interest as set out in this Agreement for loans in such currency under such Credit. If at any time the Borrower is a party to a cash concentration arrangement with CIBC, the amount of any overdraft from time to time in the Canadian dollar or US dollar concentration account of the Borrower established pursuant to such arrangement will also be deemed to be a loan in Canadian dollars or US dollars, as applicable, outstanding to the Borrower under the applicable Credit and bearing interest as set out above on the basis of the Prime Rate or the US Base Rate, as the case may be.

4. INDEMNITIES

4.1 **Reserve Indemnity**. If subsequent to the date of this Agreement any change in or introduction of any applicable law, or compliance by CIBC with any request or directive by any central bank, superintendent of financial institutions or other comparable authority, shall subject CIBC to any tax with respect to the Credits or change the basis of taxation of payments to CIBC of any amount payable under the Credits (except for changes in the rate of tax on the overall net income of CIBC), or impose any capital maintenance or capital adequacy requirement, reserve requirement or similar requirement with respect to the Credits, or impose on CIBC any other condition or restriction, and the result of any of the foregoing is to increase the cost to CIBC of making or maintaining the Credits or any amount thereunder or to reduce any amount otherwise received by CIBC under the Credits, CIBC will promptly notify the Borrower of such event and the Borrower will pay to CIBC such additional amount calculated by CIBC as is necessary to compensate CIBC for such additional cost or reduced amount received. A certificate of CIBC as to any such additional amount payable to it and containing reasonable details of the calculation thereof shall be conclusive evidence thereof.

4.2 **Currency Indemnity**. Interest and fees hereunder shall be payable in the same currency as the principal to which they relate. Any payment on account of an amount payable in a particular currency (the "proper currency") made to or for the account of CIBC in a currency (the "other currency") other than the proper currency, whether pursuant to a judgement or order of any court or tribunal or otherwise and whether arising from the conversion of any amount denominated in one currency into another currency for any purpose, shall constitute a discharge of the

Borrower's obligation only to the extent of the amount of the proper currency which CIBC is able, in the normal course of its business within one Business Day after receipt by it of such payment, to purchase with the amount of the other currency so received. If the amount of the proper currency which CIBC is able to purchase is less than the amount of the proper currency due to CIBC, the Borrower shall indemnify and save CIBC harmless from and against any loss or damage arising as a result of such deficiency.

4.3 **Default Indemnity**. The Borrower shall indemnify and save harmless CIBC from all claims, demands, liabilities, damages, losses, costs, charges and expenses, including any loss or expense arising from interest or fees payable by CIBC to lenders of funds obtained by it in order to make or maintain any amount under the Credits and any loss or expense incurred in liquidating or re-employing deposits from which such funds were obtained, which may be incurred by CIBC as a consequence of (i) default by the Borrower in the payment when due of any amount hereunder or the occurrence of any other default relative to any of the Credits, (ii) default by the Borrower in obtaining any amount after the Borrower has given notice hereunder that it desires to obtain such amount, (iii) default by the Borrower in making any optional repayment of any amount after the Borrower has given notice hereunder that it desires to make such repayment, or (iv) the repayment of any loan on which interest is payable at a fixed annual rate otherwise than on the expiration of the fixed interest rate period applicable thereto, or the repayment of any other amount otherwise than on any specified maturity date thereof. A certificate of CIBC as to any such loss or expense and containing reasonable details of the calculation thereof shall be *prima facie* evidence thereof.

5. CONDITIONS PRECEDENT

5.1 Conditions Precedent to the Initial Amount

CIBC shall not be obliged to make available the initial amount under any Credit unless it shall have received (a) all required Security, which shall have been duly registered and filed as required hereby, (b) such financial and other information relating to the Borrower and its Subsidiaries, and any guarantor, as CIBC shall have reasonably requested, (c) confirmation of all insurance maintained by the Borrower and its Subsidiaries, and such insurance shall comply with the requirements of this Agreement, (d) payment of all fees and other amounts which shall have become due and payable by the Borrower to CIBC on or prior to the initial borrowing date, and (e) the following documents in form, substance and execution acceptable to CIBC: (i) a certified copy of the constating documents and by-laws of each of the Borrower and its Subsidiaries, and of each corporate guarantor, and of all corporate proceedings taken and required to be taken by each of them to authorize the execution and delivery of such of this Agreement and the Security to which it is a party and the performance of the transactions by it contemplated therein; (ii) a certificate of incumbency for each of the Borrower and its Subsidiaries, and for each corporate guarantor, setting forth specimen signatures of the persons authorized to execute such of this Agreement and the Security to which it is a party; (iii) such legal opinions addressed to CIBC relative to the Borrower, this Agreement and the Security as CIBC may require; and (iv) such other documents relative to this Agreement and the transactions contemplated herein as CIBC may reasonably require.

5.2 Conditions Precedent to All Amounts

CIBC shall not be obliged to make available any amount under any Credit unless (a) CIBC shall have received any applicable Notice of Borrowing, (b) on the applicable borrowing date the Borrower shall not have failed to observe or perform any of its covenants in this Agreement, and the Borrower shall have delivered to CIBC, if so requested by CIBC, an Officers' Certificate to such effect, (c) the representations and warranties contained in this Agreement shall be true on and as of the applicable borrowing date with the same effect as if such representations and warranties had been made on and as of the applicable borrowing date, and the Borrower shall have delivered to CIBC, if so requested by CIBC, an Officers' Certificate to such effect, (d) all other conditions specified herein, to the extent not previously satisfied for any reason, other shall have been satisfied, and (e) in respect of any amount that would result in the aggregate amount outstanding under the Credits being increased, there shall not have occurred subsequent to the date of last annual financial statements of the Borrower, in the opinion of CIBC, any event which (individually or with any other events) has had, or which has a reasonable possibility of having, a Material Adverse Effect.

6 REPRESENTATIONS AND WARRANTIES

6.1 **Representations and Warranties.** To induce CIBC to establish and maintain each Credit, the Borrower represents and warrants as follows:

(a) Each of the Borrower and its Subsidiaries has all necessary power and authority to own its property, to carry on the business carried on by it, to enter into and perform its obligations under such of this Agreement and the Security to which it is a party.

(b) This Agreement, and upon delivery thereof the Security, have been duly executed and delivered by each of the Borrower and its Subsidiaries as are parties thereto, and constitute the legal, valid and binding obligation of each of them enforceable in accordance with their terms.

(c) The execution and delivery by the Borrower and its Subsidiaries of this Agreement and the Security and the performance by them of their obligations thereunder, and the obtaining by the Borrower of amounts under the Credits, will not conflict with or result in a breach of any applicable law, and will not conflict with or result in a breach of or constitute a default under any of the provisions of its constating documents or by-laws or any agreement or restriction to which it is a party or by which it is bound.

(d) The Borrower has delivered to CIBC a true and complete copy of its most recent financial statements, and such financial statements present fairly the financial position of the Borrower, in accordance with GAAP, as of the date thereof and for the fiscal period then ended. All financial statements of the Borrower delivered by the Borrower to CIBC after the date of this Agreement will present fairly the financial position of the Borrower, in accordance with GAAP, as of the dates thereof and for the fiscal periods then ended.

(e) Since the date of the most recent financial statements of the Borrower delivered to CIBC, there has occurred no event which (individually or with any other events) has had, or which has a reasonable possibility of having, a Material Adverse Effect.

(f) The Borrower has not failed to observe or perform (beyond any period of grace permitted by CIBC) any of its covenants in this Agreement.

(g) Except as disclosed in writing by the Borrower to CIBC prior to the date of this Agreement with specific reference to this paragraph, to the best knowledge of the Borrower, (i) the business carried on and the property owned or used at any time by any of the Borrower and its Subsidiaries and their respective predecessors have at all times been carried on, owned or used in compliance with all environmental laws; (ii) there are no circumstances that could reasonably be expected to give rise to any civil or criminal proceedings or liability regarding the release from or presence of any hazardous substance on any lands used in or related to the business or property of any of the Borrower and its Subsidiaries (iii) there are no proceedings and there are no circumstances or material facts which could give rise to any proceeding in which it is or could be alleged that any of the Borrower and its Subsidiaries is responsible for any domestic or foreign clean up or remediation of lands contaminated by hazardous substances or for any other remedial or corrective action under any environmental laws; and (iv) each of the Borrower and its Subsidiaries has maintained all environmental and operating documents and records relating to its business and property in the manner and for the time periods required by any environmental laws and has never had conducted an environmental audit of its business or property(h) No representation or warranty made by the Borrower herein or in any other document furnished to CIBC from time to time contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact necessary to make the statements herein or therein, in light of the circumstances under which they are made, not misleading. All projections and *pro forma* information delivered to CIBC from time to time by the Borrower were prepared in good faith based on assumptions believed by the Borrower to be reasonable at the time of delivery.

6.2 **Survival.** All representations and warranties contained in this Agreement shall survive the execution and delivery of this Agreement and the obtaining of amounts under any Credit, and the delivery of each Notice of Borrowing and the obtaining of any amount under any Credit shall constitute a reaffirmation on and as of such delivery date and such borrowing date, in each case by reference to the then-existing facts and circumstances, of all representations and warranties contained in this Agreement.

7. FINANCIAL COVENANTS

7.1 **Calculation.** All financial covenants will be calculated including the Borrower and its Subsidiaries on a consolidated basis (or, if agreed upon by CIBC in its sole discretion, including the Borrower but excluding its Subsidiaries on an unconsolidated basis), and each amount derived from the Borrower's profit and loss statement shall be calculated as the total of such amount during the Borrower's four most recently-completed fiscal quarters (or, if agreed upon by CIBC in its sole discretion, during the Borrower's most recently-completed fiscal year), as shown in the Borrower's most recent financial statements delivered to CIBC.

7.2 **Certain Definitions.** In this Agreement the following terms have the following meanings:

"Current Assets" means assets that would be shown as current assets on the balance sheet prepared in accordance with GAAP, less all amounts due from Affiliates.

Current Liabilities" means liabilities that would be shown as current liabilities on a consolidated balance sheet of the Borrower prepared in accordance with GAAP, and would include such liabilities as Debt that is or will become payable within one year or one operating cycle, whichever is longer, accounts payable, accrued expenses and deferred revenue. For clarification purposes, only scheduled principal repayments of CIBC demand instalment loans will be included as Debt rather than the entire balance.

"Current Ratio" means the ratio of Current Assets to Current Liabilities.

"Debt" means, with respect to any person, (i) an obligation of such person for borrowed money, (ii) an obligation of such person evidenced by a note, bond, debenture or other similar instrument, (iii) an obligation of such person for the deferred purchase price of property or services, excluding trade payables and other accrued current liabilities incurred in the ordinary course of business in accordance with customary commercial terms, (iv) a capitalized lease obligation of such person, (v) a guarantee, indemnity, or financial support obligation of such person, determined in accordance with GAAP, (vi) an obligation of such person or of any other person secured by a Lien on any property of such person, even though such person has not otherwise assumed or become liable for the payment of such obligation, or (vii) an obligation arising in connection with an acceptance facility or letter of credit issued for the account of such person.

"EBIT" means, for any period, Net Income for such period plus all amounts deducted in the calculation thereof on account of Interest Expense and income taxes.

"EBITDA" means, for any period, Net Income for such period plus all amounts deducted in the calculation thereof on account of Interest Expense, income taxes, depreciation and amortization.

"Intangible" includes without limitation such personal property as goodwill; copyrights, patents and trademarks; franchises; licences, leases; research and development costs; and deferred development costs.

"Interest Expense" means, for any period the aggregate amount accrued (whether or not payable or paid) during such period in accordance with GAAP on account of (i) interest expense including amortization of Debt discount and Debt issuance costs, capitalized interest, standby fees, commissions, discounts and other fees and charges owed with respect to letters of credit and bankers' acceptances and (ii) the interest expense components of all capitalized lease obligations.

"Net Income" means, for any period, the net income (loss) for such period, calculated in accordance with GAAP.

"Senior Debt" means all Debt less all Postponed Debt.

"Shareholders' Equity" means, at any time, the amount which would, in accordance with GAAP, then be included as shareholders' equity on a balance sheet.

"Tangible Net Worth" means Shareholders' Equity less all amounts that would be included on a consolidated balance sheet of the Borrower as amounts owed by any Affiliate of the Borrower or as Intangibles, and also less Postponed Debt.

"**Total Liabilities**" means, all Debt and other liabilities..

"**Unfunded Capital Expenditures**" means capital expenditures that are not specifically financed with long term Debt.

"**Working Capital**" means the excess of Current Assets over Current Liabilities.

8. BANKERS' ACCEPTANCES

8.1 **Power of Attorney.** To facilitate the issuance of Bankers' Acceptances under the Credits, the Borrower appoints CIBC to execute, endorse and deliver on behalf of the Borrower drafts in the form or forms prescribed by CIBC for bankers' acceptances denominated in Canadian dollars (each such executed draft which has not yet been accepted by CIBC is referred to herein as a "Draft"). Each Bankers' Acceptance executed and delivered by CIBC on behalf of the Borrower as provided herein shall be binding upon the Borrower as if it had been executed and delivered by a duly authorized officer or officers of the Borrower.

8.2 **Drafts**. Notwithstanding the above section, the Borrower will from time to time provide to CIBC if so required by CIBC an appropriate number of Drafts drawn by the Borrower upon CIBC and payable and endorsed as specified by CIBC. The dates, maturity dates and face amounts of all Drafts delivered by the Borrower shall be left blank, to be completed by CIBC as required. All such Drafts shall be held by CIBC subject to the same degree of care as if they were such Lender's own property. CIBC will, upon written request by the Borrower, advise the Borrower of the number and designations, if any, of the Drafts of the Borrower then held by it. CIBC shall not be liable for its failure to accept a Draft as required hereby if the cause of such failure is, in whole or in part, due to the failure of the Borrower to provide appropriate Drafts to CIBC on a timely basis.

8.3 **Term and Amount.** The term of all Bankers' Acceptances issued pursuant to any Notice of Borrowing must be identical. Each Bankers' Acceptance shall be in a face amount of $100,000 or any whole multiple thereof, and the aggregate face amount of Bankers' Acceptances issued pursuant to any Notice of Borrowing must not be less than $1,000,000. Each Bankers' Acceptance will be dated the date on which it is issued, and will be for a term of one, two, three or six months or such other period as may be agreed to by CIBC.

8.4 **Calculation of Fee.** The fee for any Bankers' Acceptance will be calculated, at the rate specified, on the basis of the face amount and term of such Bankers' Acceptance.

8.5 **Payment of Fee.** Upon acceptance of a Draft the Borrower will pay to CIBC the related fee specified in this Agreement, and to facilitate payment CIBC will be entitled to deduct and retain for its own account the amount of such fee from the amount to be paid by CIBC to the Borrower as the purchase price for the resulting Bankers' Acceptance.

8.6 **Purchase by CIBC.** Each Bankers' Acceptance will be purchased by CIBC for a price which produces a yield thereon equal to the Bankers' Acceptance Yield then in effect. Such price will be credited by CIBC to the applicable Operating Account.

8.7 **No Market.** If CIBC determines in good faith, which determination will be conclusive and binding on the Borrower, and so notifies the Borrower, that there does not exist at the applicable time a normal market in Canada for the purchase and sale of bankers' acceptances, then notwithstanding any other provision hereof any obligation of CIBC to purchase Bankers' Acceptances will be suspended until CIBC determines that such market does exist and gives notice thereof to the Borrower, and any Notice of Borrowing requesting Bankers' Acceptances will be deemed to be a Notice of Borrowing requesting Loans in Canadian dollars in a similar aggregate principal amount.

8.8 **Payment on Maturity**. On the maturity of each Bankers' Acceptance the Borrower will pay to CIBC, for the account of the holder of such Bankers' Acceptance, Canadian dollars in an amount equal to the face amount of such Bankers' Acceptance. The obligation of the Borrower to make such payment is absolute and unconditional, and will not be prejudiced by the fact that the holder of any such Bankers' Acceptance is CIBC. No days of grace may be claimed by the Borrower for the payment at maturity of any Bankers' Acceptance. If the Borrower does not make such payment, the amount of such payment shall be deemed to be a loan in Canadian dollars made to the Borrower by CIBC and payable on demand. The Borrower hereby confirms the application of the proceeds of such loan in payment of the liability of the Borrower with respect to the related Bankers' Acceptance.

8.9 **Cash Collateralization**. If any Bankers' Acceptance is outstanding at any time that an Event of Default occurs, the Borrower will forthwith upon demand by CIBC pay to CIBC, for the account of the holder of such Bankers' Acceptance, Canadian dollars in an amount equal to the face amount thereof. Such funds shall be

held by CIBC for payment of the liability of the Borrower in respect of such Bankers' Acceptance on the maturity thereof.

8.10 **Signatures on Drafts.** The signature of any duly authorized officer of the Borrower on a Draft may be mechanically reproduced in facsimile, and all Drafts bearing such facsimile signature shall be binding upon the Borrower as if they had been manually signed by such officer, notwithstanding that such person whose manual or facsimile signature appears on such Draft may no longer hold office at the date thereof or at the date of acceptance of such Draft by CIBC or at any time thereafter.

8.11 **Undisbursed Credit.** For the purpose of calculating the undisbursed amount of any Credit and for any other relevant provision of this Agreement, the amount constituted by any Bankers' Acceptance shall be the face amount thereof.

8.12 **Certain Definitions.** In this Agreement the following terms shall have the following meanings:
"Bankers' Acceptance" or "B/A" means a Draft which has been accepted by CIBC pursuant to a Credit.
"Bankers Acceptance Yield" means, with respect to any Bankers' Acceptance to be purchased by CIBC at any time, the annual yield resulting from the price at which CIBC is offering to purchase at such time bankers' acceptances accepted by it having a term identical to such Bankers' Acceptance and in a comparable face amount to the Bankers' Acceptances to be purchased by CIBC from the Borrower at such time.
"face amount" means, with respect to any Bankers' Acceptance, the principal amount thereof payable on the maturity thereof.

9. LETTERS OF CREDIT AND ACCEPTANCES

The following terms apply to each Letter of Credit issued by CIBC for the Borrower whether issued under any Credit or otherwise.

9.1 **Reimbursement, Payment or Prepayment.** The Borrower agrees, forthwith upon demand by CIBC, to provide CIBC with cash in the proper currency to meet each drawing that CIBC is required to pay under an L/C or to reimburse CIBC for each drawing that CIBC has paid under an L/C. If we demand payment of any Credit under which a Letter of Credit is outstanding, or if the Borrower elects to permanently repay or terminate any Credit under which a Letter of Credit is outstanding, the Borrower must provide CIBC with cash, in the same currency as the L/C, or marketable securities satisfactory to us (collectively the "Cash Collateral") in an amount equal to CIBC's maximum potential liability under the L/C. The Cash Collateral will be held by us as security for, and may be applied to satisfy obligations under the L/C or otherwise under any Credit. We shall release any Cash Collateral that is no longer required for such purposes.

9.2 Neither CIBC nor any of its correspondents shall be liable for the use which may be made with respect to any L/C; any acts or omissions of the beneficiary of any L/C including the application of any payment made to such beneficiary; the form, validity, sufficiency, correctness, genuineness or legal effect of any document relating to any L/C, even if such document should prove to be in any respect invalid, insufficient, inaccurate, fraudulent or forged; any failure of the beneficiary of any L/C to meet the obligations of such beneficiary to the Borrower or to any other person; or any failure by CIBC to make payment under any L/C as a result of any law, control or restriction rightfully or wrongfully exercised or imposed by any domestic or foreign court or government or governmental authority or as a result of any other cause beyond the control of CIBC. The obligations of the Borrower under this Clause 9 are absolute and unconditional under all circumstances including without limitation any matter referred to above

9.3 **Indemnity.** The Borrower hereby indemnifies and agrees to hold CIBC harmless from all losses, damages, costs, demands, claims, expenses (including out-of-pocket expenses) and other consequences which CIBC may incur, sustain or suffer, other than as a result of its own negligence or wilful misconduct, as a result of issuing or amending an L/C, including legal and other expenses incurred by CIBC in any action to compel payment by CIBC under an L/C or to restrain CIBC from making payment under an L/C. Any amounts due under this indemnity shall form part of the Debt.

9.4 **L/C Fees.** Unless the Borrower has made other arrangements with us, we will automatically debit the operating account of the Borrower for all fees payable with respect to L/Cs. Any Overdraft in the operating account in excess of any Credit Limit attached to the operating account will bear interest at the Excess Interest Rate.

9.5 **Standard Agreements.** The terms and conditions of our standard Application for Irrevocable Documentary Credit or Application for Standby Letter of Credit, as applicable, and any of our other standard documentation relating to L/C's, in effect from time to time will be applicable to each L/C whether or not any such Application or other documentation has been executed by or on behalf of the Borrower. A copy of any such Application or other documentation is available from CIBC.

9.6 Unless otherwise specified in the applicable Application or other documentation referred to above, and subject to any provision herein to the contrary, each L/C shall be subject to the Uniform Customs and Practice for Documentary Credits or the International Standby Practices, as applicable, of the International Chamber of Commerce current at the time of issuance of such L/C.

9.7 **Cash Collateralization.** If any Letter of Credit or Acceptance is outstanding at any time that the Borrower has failed to perform or observe (beyond any period of grace permitted by CIBC) any of its covenants in this Agreement or at the date of termination of the applicable Credit, the Borrower will forthwith pay to CIBC, in the currency of such Letter of Credit or Acceptance, as the case may be, funds in an amount equal to the total maximum actual and contingent liability of CIBC pursuant thereto. Such funds will be held by CIBC for payment of the liability of the Borrower in respect of such Letter of Credit or Acceptance, as the case may be, and any excess thereof will be applied to any other liabilities of the Borrower pursuant to the Credits or will be returned to the Borrower at such time as no such liabilities exist or may arise

9.8 **Undisbursed Credit.** For the purpose of calculating the undisbursed amount of any Credit and for any other relevant provision of this Agreement, the amount constituted by any Letter of Credit or Acceptance shall be the total maximum actual and contingent liability of CIBC pursuant thereto.

9.9 **Definitions.** In this Agreement, the following terms shall have the following meanings:

"Acceptance" means an outstanding bill of exchange which CIBC has accepted at the request of the Borrower and which CIBC is therefore obligated to pay at maturity.

"Letter of Credit" or "L/C" means a documentary or standby letter of credit, a letter of guarantee or a similar instrument, as the context may require, in form and substance satisfactory to CIBC.

10. INSTALMENT LOANS

10.1 **Instalment Loans**. The following terms apply to each Instalment Loan:

(a) **Non-revolving Loans**. Unless otherwise stated in this Agreement, any Instalment Loan is non-revolving. This means that any principal repayment is not available to be re-borrowed, and permanently reduces the amount of such Instalment Loan.

(b) **Floating Rate Instalment Loans**. Floating Rate Instalment Loans may have either (i) blended payments or (ii) payments of fixed principal amounts, plus interest, as described below:

(i) **Blended payments**. If a Floating Rate Instalment Loan has blended payments, the amount of the monthly payments is fixed for the term of such Loan, but the interest rate will vary with changes in the Prime Rate or the US Base Rate (as the case may be). If the Prime Rate or the US Base Rate during any month is lower than it was at the outset, a larger portion of the monthly payment will be allocated to principal and as a result such Loan may be repaid prior to its original maturity. If, however, the Prime Rate or the US Base Rate is higher than it was at the outset, the amount of principal that is repaid will be reduced, and as a result there may remain principal outstanding on the original maturity date.

(ii) **Payments of principal plus interest.** If a Floating Rate Instalment Loan has specified principal payments, in addition to interest, such principal payments are due on each specified payment date. The interest payment is also due on the same date, and will usually be a different amount each month due to the reducing balance of the Loan, the number of days in the month, and changes in the Prime Rate or the US Base Rate (as the case may be) during the month and from month to month.

(c) **Prepayment.** Unless otherwise specified in this Agreement:

(i) all or part of a Floating Rate Instalment Loan may be prepaid at any time without penalty; and

(ii) all (but not part) of a Fixed Rate Instalment Loan may be prepaid provided that the Borrower also pays to CIBC, on the prepayment date, any amount determined by CIBC pursuant to clause 4.3(iv) of this Schedule.

(d) **Demand of Fixed Rate Instalment Loans.** Upon demand for payment of a Fixed Rate Instalment Loan the Borrower will pay to CIBC the prepayment fee specified in clause 9.1(c)(ii) above.

(e) **Certain Definitions.** In this Agreement the following terms have the following meanings:

"Fixed Rate Instalment Loan" means an Instalment Loan with respect to which interest is payable at a fixed annual rate of interest (as opposed to being payable on the basis of the Prime Rate or the US Base Rate).

"Floating Rate Instalment Loan" means an Instalment Loan with respect to which interest is payable on the basis of the Prime Rate or the US Base Rate.

"Instalment Loan" means a principal amount that is repayable either in fixed instalments of principal, plus interest, or in blended instalments of both principal and interest, and that (notwithstanding any such specified instalments) is repayable on demand by CIBC at any time if so specified in this Agreement.